Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 03:46 PM 12/23/2010 FILED 03:40 PM 12/23/2010 SRV 101230713 - 3880284 FILE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROFESSOR CONNOR’S, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Professor Connor’s, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Professor Connor’s, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on November 12, 2004 under the name Professor Connor’s, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this Corporation is Professor Connor’s, Inc. (the “Corporation”)

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is Forty-Six Million Two Hundred Fifty Thousand (46,250,000) shares. The authorized capital stock is divided into (i) Thirteen Million Seven Hundred Fifty Thousand (13,750,000) shares of preferred stock, with par value of $0.001 per share (the “Preferred Stock”); and (ii) Thirty-Two Million Five Hundred Thousand (32,500,000) shares of common stock (the “Common Stock”), with par value of $0.001 per share.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2. Voting.

2.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters, and in such manner, as may be provided by law. Each holder of shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation.

B.	PREFERRED STOCK

1. Issuance and Reissuance.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

2. Blank Check Preferred Stock.

Subject to any vote expressly required by the Second Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

C.	[RESERVED]

D.	SERIES B PREFERRED STOCK

Two Hundred Fifty Thousand (250,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part D of this Article Fourth refer to sections of Part D of this Article Fourth.

1. Dividends.

1.1 Holders of record of shares of Series B Preferred Stock shall be entitled to receive dividends payable in additional fully paid and non-assessable shares of Series B Preferred Stock (x) for the period commencing on the date of first issuance of the Series B Preferred Stock (the “Series B Original Issue Date”) and ending on the last day of the calendar quarter of such issuance (the “Initial Period”), and (y) for each calendar quarter thereafter (each such quarterly period, a “Quarterly Dividend Period”), which Quarterly Dividend Periods shall commence on the first day of January, April, July and October during each calendar year, and shall end on the day prior to the start of the next succeeding calendar quarter, in each case at a rate per annum of 15% of the Series B Original Issue Price (as defined below). All dividends described in this Section 1.1 payable with respect to the Initial Period and any Quarterly Dividend Period shall be payable (and deemed paid regardless of whether share certificates are issued in respect thereof) on the tenth day of the month following the end of the Initial Period and such Quarterly Dividend Period (each such payment date, a “Dividend Payment Date”). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the relevant Dividend Payment Date. Such dividends shall be fully cumulative during the Initial Period and each Quarterly Dividend Period, but not compounding, and shall accrue (whether or not declared), without interest, from the first day of the Initial Period and each Quarterly Dividend Period to and including the end of the Initial Period and such Quarterly Dividend Period (or, if sooner, the redemption of the applicable shares of Series B Preferred Stock), except that with respect to the dividends for the Initial Period, such dividends shall accrue from the Series B Original Issue Date to and including the end of the Initial Period. Dividends shall accrue on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend.

1.2 Dividends on the Series B Preferred Stock shall be paid by delivering to the record holders of the Series B Preferred Stock a number of additional shares of Series B Preferred Stock determined by dividing the total amount of cash dividends which would be payable on the Series B Preferred Stock on the respective Dividend Payment Date (if dividends on the Series B Preferred Stock were payable in cash) by the Series B Original Issue Price. The Corporation shall not issue fractional shares of Series B Preferred Stock to which the holders may become entitled hereunder, but in lieu thereof, the Corporation shall (subject to contractual and other restrictions in respect thereto and to the legal availability of funds therefor) deliver to each holder its check in an amount equal to the applicable fractional share that otherwise would have been issued to such holder. To the extent the Corporation is not able or permitted (by contractual or legal restrictions, or otherwise) from paying such cash in lieu of fractional shares, such unpaid amounts will be carried forward, without interest, and shall be added to the respective amounts due to holders on the next Dividend Payment Date; provided, however, if the contractual, legal or other restriction which prevented the payment of such cash in lieu of fractional shares shall lapse, be removed or otherwise no longer prevent such payment, the Corporation shall make such payment as soon as practicable thereafter.

1.3 Additional shares of Series B Preferred Stock issued from time to time under this Second Amended and Restated Certificate of Incorporation, including shares of Series B Preferred Stock issued as dividends pursuant to Section 1.2, shall be governed in all respects by the terms of this Second Amended and Restated Certificate of Incorporation, except as to the date of issuance and the date from which dividends accrue thereon.

1.4 Dividends payable on the Series B Preferred Stock for any period less than an Annual Dividend Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in such period.

1.5 For purposes hereof, “Series B Original Issue Price” shall mean $100.00 per share of Series B Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Series B Preferred Stock. In the event of a Liquidation Event (as such term is defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution, pari passu with the Series C Preferred Stock and before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof and the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution, pari passu with the Series B Preferred Stock and before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership in the following order:

(i) first, (A) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, with respect to shares of Series B Preferred Stock outstanding as of the date hereof, an amount per share equal to the Series B Original Issue Price and (B) the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid with respect to the shares of Series C Preferred Stock outstanding as of the date hereof, an amount equal to the greater of (x) the per share amount equal to the Series C Original Issue Price or (y) the amount to which the holder of a share of Series C Preferred Stock would be entitled to receive upon such Liquidation Event if such share of Series C Preferred Stock was converted into Common Stock pursuant to Section 4 of Part E of this Article Fourth immediately prior to such event; and

(ii) second (A) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, with respect to the aggregate number of shares of Series B Preferred Stock received by such holders on each Dividend Payment Date through the date of the

Liquidation Event, an amount per share equal to the Series B Original Issue Price plus any unpaid cash dividends payable in lieu of fractional shares in accordance with Section 1.2 and (B) the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid, an amount in cash equal to any and all accrued but unpaid dividends thereon.

If upon any Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and Series C Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series B Preferred Stock and Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Not less than 10 days prior to the closing of a Liquidation Event, the Corporation shall deliver written notice of any such Liquidation Event to each holder of shares of Series B Preferred Stock and each holder of shares of Series C Preferred Stock.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock and Series C Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Non-Cash Distributions. Whenever a distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.4 Distributions Made Ratably. Any distributions payable to the holders of the Series B Preferred Stock and Series C Preferred Stock shall be shared ratably among such holders of each series in proportion to number of shares held by them.

2.5 Certain Definitions.

2.5.1 A “Distribution” shall mean (a) the transfer of cash or other property without consideration, whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or (b) the purchase or redemption of shares of the Corporation for cash or property.

2.5.2 A “Liquidation Event” shall mean (a) a liquidation, dissolution or winding up of the Corporation at law, whether voluntary or involuntary and (b) each of the following events:

(i)	a merger or consolidation in which

(1)	the Corporation is a constituent party or

(2)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least fifty percent (50%), by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2.5.2, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(ii) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

2.5.3 “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or, including stock options, evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

2.6 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, except that any publicly-traded securities to be distributed to stockholders in respect of a Liquidation Event shall be valued as follows:

2.6.1 If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

2.6.2 if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

2.6.3 In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

2.6.4 For purposes of this Section 2.4, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the Filing Date, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times. Notwithstanding the foregoing, if the consideration received by the Corporation or the proceeds to be distributed to holders of shares of the Corporation’s capital stock is other than cash and the definitive merger agreement, asset purchase agreement or other definitive transaction document entered into with respect to a transaction or transactions constituting a Liquidation Event specifies an alternative method of determining the value of such consideration or proceeds, then, for the purpose of this Section 2.4, the value of such consideration or proceeds shall be determined in accordance with the method set forth in such merger agreement, asset purchase agreement or other definitive transaction document, as applicable.

3. Voting Rights and Restrictions.

3.1 No Voting Rights. No holder of shares of Series B Preferred Stock shall be entitled to vote any of the shares of Series B Preferred Stock so held, nor shall such holders be entitled to notice of any meeting of the Corporation’s stockholders convened in accordance with the Corporation’s bylaws, except as otherwise required by law.

3.2 Restrictions. Notwithstanding Section 3.1, the Corporation shall not make any Distribution in respect of any shares of Common Stock without the consent of holders of a majority of the Series B Preferred Stock then outstanding other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right.

4. No Conversion or Preemptive Rights. The Series B Preferred Stock shall not be convertible and shall not be entitled to any preemptive rights.

5. [RESERVED]

6. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries pursuant to Section 6 of Part E of this Article Fourth shall be automatically cancelled and retired, and may not be reissued, sold or transferred by the Corporation. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then-outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

E.	SERIES C PREFERRED STOCK

13,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part E of this Article Fourth refer to sections of Part E of this Article Fourth.

1. Dividends.

1.1 Except as otherwise provided herein, from and after the date of issuance of any share of Series C Preferred Stock, dividends at a rate of 8% per annum of the Series C Original Issue Price (as defined below) shall accrue on each share of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day and be cumulative, whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of the Accruing Dividends; provided however, that except as set forth in Section 2 and Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors (the “Series C Dividend Payment Date”). The date on which the Corporation initially issues any share of Series C Preferred Stock shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share of Series C Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series C Preferred Stock.

1.2 For purposes hereof, “Series C Original Issue Price” shall mean $5.25 per share of Series C Preferred Stock.

1.3 In addition to any other dividends accruing or declared hereunder, the holders of the then outstanding shares of Series C Preferred Stock shall be entitled to share ratably in any cash dividends declared and paid on the Common Stock in an amount per share equal to the amount of the dividend proposed to be paid on a share of Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to the provisions of Section 4 hereof on the record date for such dividend.

1.4 The Accruing Dividends shall terminate and no longer be payable in respect of any share of Series C Preferred Stock that is converted to Common Stock pursuant to Section 4 or Section 5 hereof.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. In the event of a Liquidation Event (as defined in Section 2.3.1 of Part C of this Article Fourth), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution in accordance with Section 2 of Part D of this Article Fourth.

3. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Second Amended and Restated Certificate of Incorporation, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class. The holders of Series C Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s Bylaws.

4. Optional Conversion.

The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to $5.25. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. The Conversion Rights of any share of Series C Preferred Stock subject to redemption pursuant to Section 6.1 shall terminate on the Series C Holder Redemption Date unless the Corporation has failed to pay to the holder thereof the Series C Redemption Price of such share, in which case the Conversion Rights for such share shall continue until the Series C Redemption Price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Liquidation Event, the Conversion Rights shall terminate on the payment in full of all such amounts distributable on such event to the holders of Series C Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series C Preferred Stock to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (but in any event within three business days), (i) issue and deliver to such holder of Series C Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series C Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Second Amended and Restated Certificate of Incorporation. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the shares of such Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series C Preferred Stock. In connection With Subsection 4.4, before taking any action which would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series C Conversion Price.

4.3.3 Effect of Conversion. All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series C Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3.6 Corporate Assistance. The Corporation shall not close its books against the transfer of Series C Preferred Stock or of Common Stock issued or issuable upon conversion of Series C Preferred Stock in any manner which interferes with the timely conversion of Class C Preferred Stock.

4.4 Adjustments to Series C Conversion Price.

4.4.1 Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series C Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) on ore more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series C Conversion Price in effect immediately prior to such combination shall be proportionately increased.

4.4.2 Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series C Preferred Stock then outstanding, such approval not to be unreasonably withheld, delayed or conditioned) to insure that the Series C Preferred Stock shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series C Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series C Preferred Stock, such shares of stock, securities, or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series Class C Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the of the Series C Preferred Stock then outstanding, such approval not to be unreasonably withheld, delayed or conditioned) to insure that the provisions of Section 4 shall thereafter be applicable to the Series C Preferred Stock (including, in the case of any such consolidation merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment to the Series C Conversion Price to the value of the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Series C Preferred Stock, if the value so reflected is less than the Series C Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series C Preferred Stock then outstanding, such approval not to be unreasonably withheld, delayed or conditioned), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

4.4.3 Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise referred to in Section 1, then, in each such case for the purpose of this Subsection 4.4.3, the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

4.4.4 Adjustments for Diluting Issues. If, at any time following the Series C Original Issue Date, the Corporation grants anti-dilution protection in the form of a right to an adjustment to the conversion price of any security other than the Series C Preferred Stock (a “Trigger Event”), the following anti-dilution provision shall be applied retroactively to shares of Series C Preferred Stock such that the Series C Conversion Price is adjusted for any and all issuances without consideration or for a consideration per share less than the Series C Conversion Price subsequent to the Series C Original Issue Date, as if such anti-dilution protection had been in place from the Series C Original Issue Date. When determining any adjustment to the Series C Conversion Price in accordance with this Subsection 4.4.4, each issuance shall be analyzed in chronological order from the Series C Original Issue Date. Notwithstanding anything to the contrary set forth herein, if anti-dilution adjustments are granted to any security other than the Series C Preferred Stock on terms more favorable than those set forth herein, the Company and the holders of Series C Preferred Stock shall use their best efforts to cause the Series C Preferred Stock to have the same rights.

(a) Conversion Price. Following a Trigger Event, if (i) the Corporation has issued any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.4(b)) since the Series C Original Issue Date at a price per share less than the Series C Conversion Price or (ii) if the Corporation thereafter issues any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.4(b)) at a price per share less than the Series C Conversion Price, then immediately (or, if later, upon a Trigger Event) upon such issue or deemed issue, the Series C Conversion Price shall be reduced to the Series C Conversion Price determined by dividing (a) the sum of (i) the product derived by multiplying the Series C Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(b) Effect on Series C Conversion Price of Certain Events. For purposes of determining the adjusted Series C Conversion Price under Subsection 4.4.4(a), the following shall be applicable:

(i) Issue of Rights or Options. If the Corporation in any manner grants or sells any Options (excluding Options which are themselves Exempted Securities) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series C Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common

Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Subsection 4.4.4(b), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series C Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities (excluding Convertible Securities which are themselves Exempted Securities) and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series C Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Subsection 4.4.4(b), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series C Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of Section 4, no further adjustment of the Series C Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate.

(1)

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 4.4.4(a), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security), to provide for a change in the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, the Series C Conversion Price in effect at the time of such change shall be immediately adjusted to the Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Subsection 4.4.4(b), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series C Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. Notwithstanding the foregoing, no readjustment pursuant to this Subsection 4.4.4(b)(iii) shall have the effect of increasing the Series C Conversion Price to an amount that exceeds the lower of (a) the Series C Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (b) the Series C Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(2)

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 4.4.4(a) (either because the consideration per share (determined pursuant to Subsection 4.4.4(b)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series C Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security), to provide for a change in the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, the Series C Conversion Price in effect at the time of such change shall be immediately adjusted to the Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Subsection 4.4.4(b), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series C Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Series C Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of such Option or right, the Series C Conversion Price then in effect hereunder shall be adjusted immediately to the Series C Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Subsection 4.4.4(b), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series C Preferred Stock shall not cause the Series C Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of the issuance of the Series C Preferred Stock.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined in good faith by the Board of Directors of the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Certain Events. If any event occurs of the type contemplated by the provisions of Section 4, but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Series C Conversion Price so as to protect the rights of the holders of Series C Preferred Stock; provided that no such adjustment shall increase the Series C Conversion Price as otherwise determined pursuant to Section 4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock.

4.4.5 Notices.

(a) Immediately upon any adjustment to the Series C Conversion Price, the Corporation shall give written notice thereof to all holders of Series C Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment, regardless of whether the Corporation’s anti-dilution protection has been triggered.

(b) The. Corporation shall give written notice of all holders of Series C Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a records (i) with respect to any dividend or distribution upon Common Stock or (b) with respect to any pro rata subscription offer to holders of Common Stock.

(c) The Corporation shall also give written notice to the holders of Series C Preferred Stock at least 10 days prior to the date on which any Organic Change shall take place.

5. Mandatory Conversion.

5.1 Trigger Events. Upon the closing of the sale of shares of Common Stock to the public at a price of at least $16.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $75,000,000 of gross proceeds to the Corporation (the time of such closing is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as established by Section 4 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series C Preferred Stock shall, surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted. Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

6. Redemption Rights.

6.1 Redemption at Election of Holder. At any time on or after the fifth anniversary of the Series C Original Issue Date, all then-outstanding shares of Series C Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series C Original Issue Price per share, plus an amount in cash equal to any and all accrued but unpaid dividends thereon, whether or not declared (the “Series C Redemption Price”) within sixty (60) days after written notice is received by the Corporation from the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock requesting redemption of all shares of Series C Preferred Stock (a “Series C Holder Redemption Notice”). The Series C Holder Redemption Notice may not be given prior to the earliest of (i) sixty (60) days prior to the fifth anniversary of the Series C Original Issue Date or (ii) the occurrence of a Series C Preferred Stock Event of Noncompliance as described in Section 7.1. Written notice of receipt of any Series C Holder Redemption Notice shall be sent by the Corporation to each holder of record of Series C Preferred Stock and Series B Preferred Stock not less than ten (10) days prior to the date specified by the Corporation as the date such shares shall be redeemed, which redemption date shall in no event be later than sixty (60) days following receipt by the Corporation of the Series C Holder Redemption Notice (the “Series C Holder Redemption Date”). The Corporation shall promptly provide notice of receipt of any Series C Holder Redemption Notice to the holders of Series B Preferred Stock, and the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock may, within five (5) days of such notice, request redemption pursuant to this Section 6.1. Any such redemption shall occur on the same date as the redemption of the Series C Preferred Stock detailed in the Series C Holder Redemption Notice. Notwithstanding the foregoing, the holders of Series B Preferred Stock shall not have a redemption right pursuant to this Section 6.1 and shall not receive notice of a Series C Holder Redemption Notice if such Series C Holder Redemption Notice was delivered following a Series C Preferred Stock Event of Noncompliance as described in Section 7.1.

6.2 Allocation. In the case of any redemption pursuant to Section 6.1, if the Corporation does not have sufficient funds legally available to redeem on any Series C Holder Redemption Date all shares of Series C Preferred Stock and Series B Preferred Stock (if any) to be redeemed on such redemption date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Series C Preferred Stock and Series B Preferred Stock (if any) out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares requested to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Pending any such redemption, any such unredeemed shares of Series C Preferred Stock and Series B Preferred Stock (if any) shall continue to accrue and be paid dividends and all other rights with respect to such shares shall continue in full force and effect. In case fewer than the total number of shares of Series C Preferred Stock or Series B Preferred Stock (if any) represented by any certificate are redeemed, a new certificate representing the total number of unredeemed shares of Series C Preferred Stock or Series B Preferred Stock, as applicable, shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares of Series C Preferred Stock or Series B Preferred Stock, as applicable.

6.3 Redemption Notice. Written notice of a redemption (a “Series C Redemption Notice”) shall be sent by the Corporation to each holder of record of Series C Preferred Stock and Series B Preferred Stock at the times indicated in Section 6.1 above. Each Series C Redemption Notice shall state:

(a) the number of shares of Series C Preferred Stock and Series B Preferred Stock held by the holder that the Corporation shall redeem on the Series C Holder Redemption Date;

(b) the Series C Holder Redemption Date, as applicable, and (i) the Series C Redemption Price and (ii) the price equal to the Series B Original Issue Price per share, plus any unpaid cash dividends payable in lieu of fractional shares in accordance with Section 1.2, (the “Series B Redemption Price”); and

(c) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series C Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed.

6.4 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series C Preferred Stock or Series B Preferred Stock (if any) to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Series C Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series C Preferred Stock or Series B Preferred Stock (if any) represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Preferred Stock or Series B Preferred Stock, as applicable, shall promptly be issued to such holder.

6.5 Rights Subsequent to Redemption. If the Series C Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series C Preferred Stock or Series B Preferred Stock (if any) to be redeemed on such Redemption Date is paid or tendered for payment to the holder thereof or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock or Series B Preferred Stock, as applicable, so called for redemption shall not have been surrendered, dividends with respect to such shares of Series C Preferred Stock and Series B Preferred Stock, as applicable, shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. Series C Preferred Stock Events of Noncompliance.

7.1 Definition. A Series C Preferred Stock Event of Noncompliance shall have occurred if:

(a) the Corporation fails to make any redemption payment with respect to the Class C Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(b) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days; or

(c) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $2,000,000 to become due prior to its stated maturity.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

7.2 Consequences of Events of Noncompliance.

(a) If a Series C Preferred Stock Event of Noncompliance has occurred, the dividend rate on the Series C Preferred Stock shall increase immediately to 17%. Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Series C Preferred Stock Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

(b) If any Series C Preferred Stock Event or Events of Noncompliance exist for an aggregate of 365 days (whether or not such days are consecutive), the Series C Conversion Price of the Series C Preferred Stock shall be reduced immediately by 10% of the Series C Conversion Price in effect immediately prior to such adjustment. In no event shall this Conversion Price adjustment be rescinded.

(c) If any Series C Preferred Stock Event of Noncompliance exists, each holder of Series C Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

8. Series B Preferred Stock Events of Noncompliance.

8.1 Definition. A Series B Preferred Stock Event of Noncompliance shall have occurred if:

(a) the Corporation fails to make any redemption payment with respect to the Class B Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(b) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days; or

(c) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $2,000,000 to become due prior to its stated maturity.

8.2 Consequences of Events of Noncompliance. If a Series B Preferred Stock Event of Noncompliance has occurred, the dividend rate on the Series B Preferred Stock shall increase immediately to 17%, Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Series B Preferred Stock Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

9. Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;

(b) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Series B Preferred Stock or Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock; or

(c) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege; or

(d) redeem, purchase or otherwise acquire directly or indirectly any Common Stock, or any other class or series of capital stock ranking on liquidation pari passu with or junior to the Series C Preferred Stock, nor directly or indirectly pay or declare any dividend or make any distribution upon any Common Stock, or any other class or series of capital stock ranking on liquidation pari passu with or junior to the Series C Preferred Stock.

10. Definitions.

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4.4.4(b), deemed to be issued) by the Corporation after the Series C Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (i) and (ii), collectively, “Exempted Securities”):

(a)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series C Preferred Stock;

(b)	additional Shares of Series C Preferred Stock issued pursuant to the Purchase Agreement;

(c)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.4.1, 4.4.2 or 4.4.3;

(d)	shares of Common Stock issued in a sale of Common Stock to the public effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Federal Act, at a price per share of at least $16.00 (as adjusted for stock splits, stock dividends, and the like) and resulting in aggregate gross proceeds to the Company of at least $75,000,000;

(e)	shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation; or

(f)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Subsections 4.4.4(b)(i) and 4.4.4(b)(ii) hereof whether or not Options or Convertible Securities are actually exercisable at such time.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the heist bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Market Price” shall be the fair value thereof determined in good faith by the Board of Directors.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of December     , 2010, by and among the Corporation and the investors listed on Exhibit A attached thereto.

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The election of directors shall at all times be subject to the terms of Section 4.1 to Section 4.4 of that certain Stockholders Agreement, dated as of December 23, 2010, by and among the Corporation and holders of the Common Stock, the Series B Preferred Stock and the Series C Preferred Stock entered into in connection with the issuance of the Series C Preferred Stock (the “Stockholders Agreement”).

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH: Subject to any additional vote required by the Second Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH. To the fullest extent permitted by the General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to (i) the MidOcean Group (as defined in the Stockholders Agreement) and (ii) any officer, director, equity holder or employee of the Corporation who is an employee of the MidOcean Group or any of its Affiliates (each, a “Specified Director”). Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of the MidOcean Group or any of its Affiliates, and none of the Specified Directors or the MidOcean Group or any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Specified Director or the MidOcean Group to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. As used in this Article ELEVENTH, an “Affiliate” (a) of any person shall mean any other person controlling, controlled by or under common control with such person, (b) in the case of the MidOcean Group, includes any investment fund sponsored by an Affiliate of the MidOcean Group and (c) in all cases shall not include the Corporation or its subsidiaries.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 23rd day of December 2010.

By:	/s/ Richard Kassar
Name:	Richard Kassar
Title:	President